EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-88475; Form S-8 No. 333-39309; Form S-8 No. 333-14145, Form S-8 No. 333-53632; Form S-8 No. 333-99959; Form S-8 No. 333-125050; Form S-3 No. 333-52522; Form S-3 No. 333-65720; Form S-3 No. 333-118376; Form S-3 No. 333-118377 and Form S-3 No. 333-129628) of Toreador Resources Corporation and of our report dated March 23, 2006, with respect to the consolidated financial statements of Toreador Resources Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ HEIN & ASSOCIATES LLP

Dallas, Texas
March 30, 2006